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                                                                   EXHIBIT 10.21




August 31, 1998

Blue Ridge Group, Inc.
632 Adams Street, Suite 710
Bowling Green, KY 42101

Dear Mr. Burr:

     When executed by you, this letter shall serve as an agreement by and between Blue Ridge Energy, Inc., (herein "Energy") and Blue Ridge Group, Inc. (herein "Group") regarding the acquisition by Energy of a 25% Working Interest in up to fifty (50) oil and gas wells located in the Appalachian Basin as well as the acquisition of drilling rigs and ancillary equipment to drill oil and gas wells. Our agreement with respect to these acquisitions is as follows:

1: Group intends to locate, drill and develop up to fifty (50) wells in the Appalachian Basin. Energy will purchase a 25% Working Interest resulting in an 18.75% Net Revenue Interest in each well located, drilled and developed for $55,000.

2: Energy intends to acquire drilling rigs and related equipment for ongoing operations in the Appalachian Basin. Group may sell to Energy, at historical cost any excess drilling rigs and equipment in its possession that would suit Energy's ongoing needs.

3: In order to facilitate the foregoing, Energy agrees to extend a line of credit of $1,500,000 to Group for a period of one year from which Group may draw funds as required. Group will pay interest of 12% per annum on all outstanding balances under this arrangement. Amounts due under this line of credit will be repaid as funds generated by Group's operations become available, by the sale of drilling rigs and equipment to Energy and/or by the exchange of 25% Working Interest in oil and gas wells located in the Appalachian Basin at a rate of $55,000 per 25% Working Interest conveyed.

If the foregoing fully describes your understanding of the agreement between Blue Ridge and Premier, please acknowledge your assent to the terms and conditions hereof by signing in the space provided below.

                                       Truly Yours,


                                       /s/ JAMES T. COOK, JR.
                                       James T. Cook, Jr.
                                       Sr. Vice President-Finance

Agreed and accepted this 31st day
August, 1998 by Blue Ridge Energy, Inc.

/s/ ROBERT D. BURR
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By: Robert D. Burr
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Its: President
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